Purchase and Sale Agreement

by and among

Quest Eastern Resource LLC

as Seller,

and

Triad Hunter, LLC

as Purchaser,

and, for the limited purposes set forth herein,

PostRock Energy Corporation

Dated June 16, 2011

i

EXHIBITS:

Exhibit A	Mineral Interests
Exhibit B	Form of Conveyance
Exhibit C	Black Land Lease
Exhibit D	Black Land Settlement Agreement
Exhibit E	Escrow Agreement
Exhibit F	Form of Certificate of Non-Foreign Status

SCHEDULES:

Schedule 2.4	Bank Account Information
Schedule 4.5	Litigation
Schedule 4.6	Tax Disclosures
Schedule 4.7	Environmental
Schedule 6.3	Subject Lands

Index of Defined Terms

Defined Term

Affiliate	Section 1.1(a)
Aggregate Indemnity Deductible	Section 1.1(b)
Agreement	Preamble
Assets	Section 1.1(c)
Assumed Obligations	Section 9.1
Black Land Lease	Section 1.1(d)
Black Land Settlement Agreement	Section 1.1(e)
Business Day	Section 1.1(f)
Claim	Section 9.3(b)
Claim Notice	Section 9.3(b)
Closing	Section 7.1
Closing Date	Section 7.1
Code	Section 1.1(g)
Conveyances	Section 7.2(a)
Curative Period	Section 6.3
Damages	Section 9.2(d)
Deed of Trust	Section 1.1(h)
Due Diligence Information	Section 5.6(b)
Effective Time	Section 1.1(i)
Environmental Laws	Section 1.1(j)
Escrow Account	Section 1.1(k)
Escrow Agent	Section 1.1(l)
Escrow Agreement	Section 1.1(m)
Escrow Amount	Section 1.1(n)
Excluded Assets	Section 1.2
Excluded Records	Section 1.1(o)
Fundamental and Tax Representations	Section 1.1(p)
Gas	Section 1.1(q)
Governmental Authority	Section 1.1(r)
Hydrocarbons	Section 1.1(t)
Income Tax	Section 1.1(u)
Indemnified Person	Section 9.3(a)
Indemnifying Person	Section 9.3(a)
Laws	Section 1.1(v)
Liability	Section 1.1(w)
Mineral Interests	Section 1.1(c)(i)
Obligations	Section 10.1(b)
Oil	Section 1.1(x)
Party; Parties	Preamble
PEC	Preamble
Person	Section 1.1(z)
Purchaser Indemnified Person	Section 9.2(b)
Property Costs	Section 1.1(aa)
Purchase Price	Section 2.2
Purchase Price Allocation	Section 2.3
Purchaser	Preamble
Release	Section 1.1(cc)
Retained Seller Liabilities	Section 1.1(dd)
Seller	Preamble
Seller Indemnified Persons	Section 9.2(a)
Subject Lands	Section 6.3
Tax	Section 1.1(ee)
Tax Return	Section 1.1(ff)
Transfer Taxes	Section 1.1(gg)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of June 16, 2011, by and between Quest Eastern Resource LLC, a Delaware limited liability company (“Seller”), and Triad Hunter, LLC, a Delaware limited liability company (“Purchaser”).  Seller, on the one hand, and Purchaser, on the other hand, are referred to collectively herein as the “Parties” and individually as a “Party.”  PostRock Energy Corporation, a Delaware corporation and the indirect ultimate corporate parent of Seller (“PEC”), hereby joins in the execution of this Agreement solely for the purpose of Section 10.1.  Capitalized terms used herein shall have the respective meanings set forth in the Sections referenced in the preceding index of defined terms.

RECITALS

A.           WHEREAS, Seller owns, among other properties, those certain interests in oil and gas properties, rights and related interests and assets situated in the State of West Virginia that are defined below and referred to herein as the “Assets”; and

B.           WHEREAS, Purchaser desires to purchase the Assets from Seller as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1             Certain Definitions.  As used herein:

(a)           “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)           “Aggregate Indemnity Deductible” means an amount equal to $48,940.

(c)           “Assets” means all of Seller’s right, title and interest in and to the following:

(i)           All of the following types of interests owned or held by Seller at the Effective Time, as the same are described on Exhibit A:  (a) mineral servitudes and leases affecting, relating to, covering or granting any right to any Oil, Gas and other Hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as all working interests, overriding royalty interests, royalty interests, reversionary interests, net profits interests, rights to take royalties in-kind, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests and surface interests, including any easements, rights-of-way, servitudes, franchises, surface leases, and subsurface leases in respect of the lands described on Exhibit A, (c) fee interests, royalty interests and any other interests in Oil, Gas or other Hydrocarbons in place, (d) any economic or contractual rights, options or interests in and to any of the foregoing, including any sublease, farm-out or farm-in agreement or production payment affecting any interest or estate in Oil, Gas or other Hydrocarbons in place, (e) any and all rights and interests in, to and under, or derived from, any pooling, unitization, communitization, production sharing or similar agreement, order or declaration (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any Governmental Authority having appropriate jurisdiction), and (f) any other interests in the production of Oil, Gas, Hydrocarbons or other minerals or substances from the lands (or lands pooled therewith) owned, leased or interests held therein, as described on Exhibit A (collectively, the “Mineral Interests”).

(ii)           Any and all lease files, land files, easement and rights-of-way files, property records, division order files, production marketing files, contract files, well files, production records, operations files, seismic, geological, geophysical and engineering maps and data, litigation files, abstracts, title opinions, land surveys, logs, environmental records, copies of tax and accounting records and files, and all other books and records, files, documents, maps and data (in whatever form, including electronic media) arising out of or primarily relating to the ownership, use, maintenance or operation of the Assets but excluding the Excluded Records.

(iii)           All right, title and interest of Seller to any claims, rights or credits to the extent attributable to the ownership, use, construction, maintenance or operation of the Assets; provided, however, that any prepaid expenses shall be limited to the extent such expenses are Property Costs and apply to the ownership or operation of the Assets after the Effective Time.

(d)            “Black Land Lease” means the Amended and Restated Oil and Gas Lease, dated effective as of November 11, 2010, by and between Black Land Management, Inc., as lessor, and Seller, as lessee, an executed copy of which is attached hereto as Exhibit C.

(e)           “Black Land Settlement Agreement” means that certain Settlement Agreement and Release, dated effective as of June 14, 2011, by and between Black Land Management, Inc. and Seller, an executed copy of which is attached hereto as Exhibit D.

(f)           “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Oklahoma City, Oklahoma.

(g)           “Code” means the United States Internal Revenue Code of 1986, as amended.

(h)           “Deed of Trust” means that certain Mortgage, Deed of Trust, Credit Line Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of July 11, 2008, as amended, from Seller, formerly known as PetroEdge Resources (WV), LLC, to Carl D. Andrews, as trustee, for the benefit of Royal Bank of Canada, in its capacity as administrative and collateral agent.

(i)           “Effective Time” means 12:00 A.M. Eastern time on the Closing Date.

(j)           “Environmental Laws” means, as the same have been amended as of the Closing Date, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all similar Laws as of the Closing Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment and all rules or regulations implementing the foregoing; applicable federal, state, provincial or local Laws, statutes, ordinances, or codes relating to the protection of the environment, the Release, discharge or disposal of any Hazardous Materials, the environmental condition of property transferred, natural resource damages, pipeline closure, water use in connection with hydraulic fracturing or, to the extent related to the use of or exposure to Hazardous Materials, health or safety.

(k)           “Escrow Account” means the account established under the Escrow Agreement for the deposit of the Escrow Amount at the Closing.

(l)           “Escrow Agent” means JPMorgan Chase Bank, N.A.

(m)           “Escrow Agreement” means the Escrow Agreement by and among Seller, Purchaser and the Escrow Agent to be entered into at the Closing, an executed copy of which is attached hereto as Exhibit E.

(n)           “Escrow Amount” means  $563,930.

(o)           “Excluded Records” means

(i)           all legal records and legal files of Seller related to the Assets, including all work product of and attorney-client communications with Seller’s legal counsel, to the extent relating to the Excluded Assets or Retained Seller Liabilities; provided that, as to such items related to the Retained Seller Liabilities, Seller shall allow Purchaser to copy Seller’s records which pertain, in the normal course, to the use, operation and ownership of the Assets to the extent such records are not confidential, proprietary or subject to attorney-client or other applicable privilege;

(ii)           data and records relating to the sale of any Assets, including the identity of third-Person bidders, the confidentiality agreements relating to other bids, and the bids received from and records of negotiations with third Persons;

(iii)           any data, information, maps and records to the extent relating to or described in the Excluded Assets; and

(iv)           those original data, information, software and records retained by Seller pursuant to Section 10.5.

(p)           “Fundamental and Tax Representations” means the representations and warranties of Seller contained in Section 4.1 through Section 4.4 and Section 4.6.

(q)           “Gas” means all gas, whether Hydrocarbon or non-Hydrocarbon or any combination or mixture thereof, including hydrogen, sulfide, helium, carbon dioxide, nitrogen, hydrogen, casinghead gas and other Hydrocarbons other than Oil.

(r)           “Governmental Authority” means any national, state or local government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

(s)           “Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) Hydrocarbons, petroleum or petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

(t)           “Hydrocarbons” means oil, gas, coalbed methane, coalseam gas, coalbed gas, methane gas, gob gas, occulated gas and other naturally occurring gases contained in or associated with any coal seam and gas originating in or produced from any coal seam, and other liquid or gaseous hydrocarbons and all components of any of them or produced in connection therewith.

(u)           “Income Tax” means Taxes determined on the basis of income or gross receipts, including income and similar taxes, such as taxes denominated as “franchise taxes” that are determined solely on the basis of income or gross receipts.

(v)           “Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

(w)           “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(x)            “Oil” means all oil, natural crude oil or petroleum and other Hydrocarbons regardless of gravity, produced at the well in liquid form by ordinary production methods.

(y)           “Permits” means permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities.

(z)            “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(aa)           “Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments, royalty payments, title examination and curative actions, and severance, production and similar Taxes measured by units of production attributable to production of Hydrocarbons from the Assets) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the acquisition, ownership and operation of the Assets in the ordinary course of business, including overhead costs charged to the Assets under the applicable operating agreement and paid by Seller.  Notwithstanding anything to the contrary, Property Costs do not include any costs incurred or borne by Seller in connection with any obligation of Seller to pay, reimburse or indemnify Purchaser hereunder, which costs shall be the sole obligation of Seller.  The Property Costs exclude all liabilities, losses, costs, and expenses attributable to:

(i)           claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)          obligations to plug wells and dismantle facilities and clear the site or restore the surface around such wells and facilities;

(iii)         obligations to remediate actual or claimed contamination of groundwater, surface water, soil or Equipment;

(iv)         title claims (including claims that the Mineral Interests have terminated);

(v)         claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices, in each case when such costs or prices are paid to or by Affiliates;

(vi)        gas balancing and other production balancing obligations;

(vii)       casualty and condemnation;

(viii)      depletion, depreciation, amortization and other noncash accounting entries; and

(ix)         any claims for indemnification, contribution or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

(bb)           “RBC ORI” means the overriding royalty interest conveyed by Seller to the Royal Bank of Canada encumbering the Assets as reflected in the public records in Lewis and Braxton Counties, West Virginia.

(cc)           “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

(dd)           “Retained Seller Liabilities” means any obligations, costs or liabilities of Seller to the extent not specified as Assumed Obligations in Section 9.1, including but not limited to those obligations, costs or liabilities of Seller (i) to the extent they are attributable to the Excluded Assets, (ii) for Income Taxes attributable to the Assets prior to and through the Closing or arising in connection with the consummation of the transaction contemplated hereby and other Taxes attributable to the Assets prior to the Closing, but excluding Transfer Taxes which are borne by Seller and Purchaser as set forth in Section 8.1(a), (iii) for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise, (iv) with respect to Seller’s ownership, use and operation of the Assets to the extent arising prior to the Closing except for any obligations, costs or liabilities specified as Assumed Obligations pursuant to Section 9.1(a) through (e), and (v) all Property Costs attributable to the Assets prior to the Effective Time.

(ee)           “Tax” means (i) all taxes, assessments, unclaimed property, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, withholding tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, recordation tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any obligation to indemnify or otherwise assume or succeed to the liability of any Person.

(ff)           “Tax Return” means any return, declaration, report, rendition, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(gg)           “Transfer Taxes” means any state or local transfer, sales, use, stamp, recordation or other similar Taxes.

Section 1.2                      Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 or elsewhere in this Agreement, the “Assets” shall not include any rights, title or interest in or to the Excluded Assets, which shall be retained by Seller and not be transferred by Seller to Purchaser.  “Excluded Assets” shall mean the following:

(a)           the Excluded Records;

(b)           copies of other Records retained by Seller pursuant to Section 10.5;

(c)           all claims against third Persons, including insurers, to the extent related to the Retained Seller Liabilities; and

(d)           all indemnities and other claims against Persons for Taxes within the definition of Retained Seller Liabilities.

ARTICLE 2
PURCHASE PRICE

Section 2.1             Purchase and Sale.  On the terms and subject to the conditions contained in this Agreement, Seller is hereby selling, assigning, transferring and conveying to Purchaser, and Purchaser is hereby purchasing, accepting and paying for, all of Seller’s right, title and interest in and to the Assets.

Section 2.2             Purchase Price.  The purchase price for the Assets shall equal $4,320,867.13, consisting of $4,894,324.00 in cash adjusted upward by $0.00, representing the net amount of prepaid expenses to the extent they are Property Costs and apply to the ownership and operation of the Assets after the Effective Time, and adjusted downward by $9,526.87, being fifty percent (50%) of the Transfer Taxes under Section 8.1(a)(i) and by $563,930.00, the Escrow Amount (the “Purchase Price”).

Section 2.3             Allocation of Purchase Price. Within thirty (30) days following the Closing, Purchaser shall prepare or cause to be prepared and shall deliver to Seller a draft allocation of the Purchase Price among the Assets prepared in accordance with Section 1060 of the Code and the Treasury Regulations issued thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Purchase Price Allocation”).  Within ten (10) days after the receipt of such draft Purchase Price Allocation, Seller will propose to Purchaser in writing any objections or proposed changes to such draft Purchase Price Allocation (and in the event that no such changes are proposed in writing to Purchaser within such time period, Seller will be deemed to have agreed to, and accepted, the Purchase Price Allocation).  In the event of objections or proposed changes, Purchaser and Seller will attempt in good faith to resolve any differences between them with respect to the Purchase Price Allocation, in accordance with requirements of Section 1060 of the Code, within ten (10) days after Purchaser’s receipt of a timely written notice of objection or proposed changes from Seller.  If Purchaser and Seller are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to an independent accounting firm, the identity of which shall be agreed upon by Purchaser and Seller each acting reasonably, for resolution.  Promptly, but by not later than ten (10) days after submission to it of the dispute(s), the independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price, which report shall be conclusive and binding upon the Parties.  The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by Purchaser and one-half by Seller.  Purchaser and Seller shall report, act, and file in all respects and for all Tax purposes (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocations set forth on the Purchase Price Allocation so finalized, and shall take no position for Tax purposes inconsistent therewith unless required to do so by applicable Law.  Seller and Purchaser shall reasonably cooperate in the preparation, execution and filing and delivery of all documents, forms and other information as the other Party may reasonably request to assist in the preparation of any filings relating to the allocation of the Purchase Price pursuant to this Section 2.3.  Any adjustments to the Purchase Price mutually agreed by the Parties shall be allocated to the Assets in a manner consistent with the foregoing Purchase Price Allocation as finally agreed pursuant to the procedures set forth above.  If there is a disagreement among the Parties as to the allocation as a result of an adjustment to the Purchase Price, the matter shall be submitted to the independent accounting firm in accordance with the procedures set forth above.

Section 2.4             Post-Closing Payments.

(a)           All cash payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to Seller, at the account set forth opposite Seller’s name on Schedule 2.4 or to another account specified by Seller to the Person making such payment at least two Business Days prior to such payment.

(b)           All cash payments made or to be made under this Agreement to Purchaser shall be made by electronic transfer of immediately available funds to Purchaser, at the account set forth opposite Purchaser’s name on Schedule 2.4 or to another account specified by Purchaser to the Person making such payment at least two Business Days prior to such payment.

(c)           The Parties agree to treat any payment made pursuant to an indemnity obligation set forth in this Agreement (including, for the avoidance of doubt, any payment under Article 8) as an adjustment to the Purchase Price for all Tax purposes.  Any adjustment to the Purchase Price Allocation necessary as a result of a purchase price adjustment pursuant to this Section 2.4(c) shall be allocated to the Assets to which such adjustment relates.  If an adjustment does not relate to any specific Assets, such adjustment shall be allocated among the Assets consistently with Section 1060 of the Code.

(d)           The Parties intend that the economic benefits and burdens of the Assets will pass from Seller to Purchaser as of the Effective Time and for this reason, but subject to the Closing having occurred, the Parties agree as follows in this Section 2.4(d).  Purchaser shall be entitled to all income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets at and after the Effective Time.  Seller shall be entitled to all income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets prior to the Effective Time.  “Earned” or “incurred”, as used herein, shall be interpreted in accordance with Council of Petroleum Accountants Society (COPAS) standards.  For purposes of this paragraph, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when the services are rendered, when the goods are delivered, or when the work is performed.

ARTICLE 3
TITLE MATTERS

Section 3.1             Title.  At the Closing, Seller will transfer the Assets to Purchaser subject only to Seller’s special warranty of title contained in the Conveyance.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements and matters set out in Section 4.1 through Section 4.16 are true and correct:

Section 4.1             Existence and Qualification.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted.  Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary.

Section 4.2             Power.  Seller has all requisite limited liability company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 4.3             Authorization and Enforceability.  The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller.  This Agreement and all documents required hereunder to be executed and delivered by Seller at the Closing have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4             Conflicts.  Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or other organizational documents of Seller, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any lien, encumbrance or right of termination, cancellation, payment, guaranty or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Seller is a party or by which the Assets are bound, (c) violate any Laws applicable to the Assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, or notification to, any Governmental Authority that has not been made or obtained.

Section 4.5             Litigation.  Except as disclosed on Schedule 4.5, there are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened in writing before or by any Governmental Authority or arbitrator against Seller pertaining in any way to the Assets.

Section 4.6             Taxes and Assessments.  Except as disclosed on Schedule 4.6:

(a)           All Tax Returns required to be filed for, by, on behalf of Seller with respect to the Assets, or with respect to the income, business or activity with respect to the Assets have been timely filed.  All such Tax Returns are true and correct in all respects and were prepared in compliance with all applicable Laws.  All Taxes due and owing as shown on such Tax Returns have been paid.  No Person reporting Taxes with respect to the Assets (including income, business or activity with respect to the Assets) currently is the beneficiary of any extension of time within which to file any Tax Return.  There are no liens for Taxes (other than Taxes which are not yet due and payable) upon the Assets.

(b)           There is no dispute or claim concerning any Tax liability of Seller with respect to the Assets either claimed or raised by any authority in writing.  To the knowledge of Seller, no claim (which remains outstanding) has ever been made in writing by any authority in a jurisdiction where Seller does not file Tax Returns with respect to the Assets that Seller is or may be subject to taxation by that jurisdiction.

(c)           None of the Assets is held in an arrangement treated as a partnership for income Tax purposes.

Section 4.7             Environmental Laws.

(a)           Except as disclosed on Schedule 4.7, Seller’s ownership, use and operation of the Assets is in compliance in all respects with the requirements of all applicable Environmental Laws.

(b)           Except as disclosed on Schedule 4.7, all Permits or other authorizations issued by a Governmental Authority under Environmental Law required for the operation of the Assets as they are currently being operated have been timely obtained and are currently in full force and effect and Seller is in compliance in all respects with, and Seller’s ownership, use and operation of the Assets is in compliance with, all such permits and authorizations.

(c)           Except as disclosed on Schedule 4.7, there are no actions, suits, claims, investigations, inquiries or proceedings pending or threatened in writing brought by any Person before any Governmental Authority or arbitrator with respect to the Assets that pertain or relate to (i) violations of Environmental Laws, (ii) any remediation obligations under applicable Environmental Laws, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state law.

(d)           No Person acting on behalf of Seller has disposed or Released any Hazardous Materials on, at or under the Mineral Interests since 2008 that could reasonably expected to give rise to costs or liability.

(e)           Seller is not currently operating or required to be operating the Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(f)           Seller has provided Purchaser with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of the Assets that are in the possession or subject to the control of Seller or any of its consultants, agents or representatives.

The representations and warranties set forth in this Section 4.7 shall be the sole and exclusive representations and warranties of Seller under this Agreement that address or relate to compliance with, liabilities under, or any factual or legal matters related to or arising out of Environmental Laws.

Section 4.8             Compliance with Laws.  Except with respect to Environmental Laws, which are addressed in Section 4.7, Tax Laws, which are addressed in Section 4.6, and Governmental Authorizations, which are addressed in Section 4.15, Seller is in compliance with, and Seller’s ownership, use and operation of the Assets are in compliance with, all applicable Laws.

Section 4.9             Consents and Preferential Purchase Rights.  There are no preferential rights to purchase or required third-party consents to assignment, which may be applicable to the Assets resulting from the transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after the Closing.

Section 4.10           Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 4.11           No Operations.  Neither Seller nor any of its Affiliates has conducted Oil and Gas exploration, development or production operations on the lands described on Exhibit A.

Section 4.12           Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller.

Section 4.13           Condemnation.  There is no actual or to Seller’s knowledge, no threatened taking (whether permanent, temporary, whole or partial) or any portion of the Assets by reason of condemnation or the threat of condemnation.

Section 4.14           Lease Provisions.  Seller is in compliance with its obligations under the Mineral Interests.

Section 4.15           Governmental Authorizations.  Except with respect to Environmental Laws, which are addressed in Section 4.7, Seller (a) has obtained and is maintaining all Governmental Authorizations that are presently necessary or required for the ownership and operation of the Assets as currently owned by Seller and (b) has operated the Assets in all respects in accordance with the conditions and provisions of such Governmental Authorizations, and no written notices of any violation have been received by Seller, and no proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Seller.

Section 4.16           No Expenses Owed or Delinquent.  No expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets) are owed and delinquent in payment by Seller for which Purchaser would be liable after the Effective Time.

Section 4.17           Limitations.

(a)           Except as and to the extent expressly set forth in Article 3 and this Article 4, (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).

(b)           Except as expressly represented otherwise in Article 3 or this Article 4, and further except as to the special warranty of title included in the Conveyance, without limiting the generality of the foregoing, Seller (1) makes no and expressly disclaims any representation or warranty, express or implied, as to (i) title to any of the Assets, (ii) the contents, character or nature of any descriptive memorandum, or any report of any petroleum engineering consultant, or any geological or seismic data or interpretation, relating to the Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Assets, (iv) the existence of any prospect, recompletion, infill or step-out drilling opportunities, (v) any estimates of the value of the Assets or future revenues to be generated by the Assets, (vi) the production of Hydrocarbons from the Assets, or whether production has been continuous, or in paying quantities, or any production or decline rates, (vii) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (viii) infringement of any intellectual property right, or (ix) any other materials or information that may have been made available or communicated to Purchaser or its Affiliates, or their employees, agents, consultants, representatives or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto, and (2) further disclaims any representation or warranty, express or implied, of merchantability, fitness for a particular purpose or conformity to models or samples of materials or any of the Assets, it being expressly understood and agreed by the parties that Purchaser shall be deemed to be obtaining the Assets in their present status, condition and state of repair, “as is” and “where is” with all faults and defects, and that Purchaser has made or caused to be made such inspections as Purchaser deems appropriate. Except as expressly represented otherwise in Section 4.7, Seller has not and will not make any representation or warranty regarding any matter or circumstance relating to environmental laws, environmental liabilities, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, and nothing in this Agreement or otherwise shall be construed as such a representation or warranty.

(c)           Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters not required to be disclosed by the terms of the Agreement are included.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the matters set out in Section 5.1 through Section 5.7:

Section 5.1             Existence and Qualification.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted.  Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary.

Section 5.2             Power.  Purchaser has all requisite limited liability company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3             Authorization and Enforceability.  The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by, as applicable, all necessary limited liability company action on the part of Purchaser.  This Agreement and all documents required hereunder to be executed and delivered by Purchaser at the Closing have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4             Conflicts.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the organizational documents of Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any lien, encumbrance or right of termination, cancellation, payment, guaranty or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its respective properties or assets are bound, (c) violate any Laws applicable to Purchaser or any of its respective properties or assets, (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, or notification to, any Governmental Authority or any third party that has not been made or obtained, or (e) result in the creation or imposition of any lien, charge or encumbrance upon any property of Purchaser or any of its subsidiaries pursuant to the agreements and instruments referred to in clause (b).

Section 5.5             Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened in writing before or by any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser that would reasonably be expected to prohibit the consummation of the transactions contemplated hereby.

Section 5.6             Independent Investigation.  Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Purchaser has conducted its own independent review and analysis of the Assets and acknowledges that Purchaser has been provided satisfactory access to the Assets for such purpose.  In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the specific representations and warranties of Seller set forth in Article 3 and Article 4 of this Agreement, and Purchaser:

(a)           acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives that are not expressly set forth in Article 3 or Article 4 of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally;

(b)           acknowledges and agrees that neither Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, including any information, document, or material provided or made available, or statements made, to Purchaser (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in “data rooms,” management presentations or supplemental due diligence information provided to Purchaser (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of Seller or in any other form in expectation of the transactions contemplated by this Agreement (collectively, “Due Diligence Information”);

(c)           acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Purchaser is familiar with such uncertainties, and (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to them and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(d)           agrees, to the fullest extent permitted by Law, that neither Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to Purchaser, or Purchaser’s use of, any Due Diligence Information, except that the foregoing limitations shall not apply to the extent Seller makes the specific representations and warranties set forth in Article 3 or Article 4 of this Agreement, but always subject to the limitations and restrictions contained in this Agreement.

Section 5.7             Liability for Brokers’ Fees.  Seller shall not, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its respective Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1             Further Assurances.  The Parties agree that from time to time after the Closing Date they shall (a) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such further consents, certifications, affidavits and assurances as the Parties may reasonably request in order to vest in Purchaser all right, title and interest in the applicable Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (b) take, or cause to be taken, all actions and do, or cause to be done, all such things as the Parties may reasonably request in order to put Purchaser in actual possession of the Assets or otherwise to accomplish the purposes of this Agreement.  Promptly following the Closing, Purchaser, at Purchaser’s cost and expense as provided in Section 10.4, shall effect recordation of any conveyances assigning and conveying the applicable Assets to Purchaser in each local jurisdiction where such Assets are located.

Section 6.2             Acknowledgement and Release of Prior Covenants.  The Parties, on their own behalf and on behalf of their respective Affiliates, acknowledge the complete satisfaction of all of their respective covenants and agreements pursuant to Section 7.8 of that certain Purchase and Sale Agreement, dated December 24, 2010, by and among Seller, PostRock MidContinent Production, LLC, Purchaser and Magnum Hunter Resources Corporation (the “2010 Agreement”), and that Seller has no remaining obligations arising directly or indirectly from Section 7.8 of the 2010 Agreement.

Section 6.3             Curative Actions and Release of Funds from the Escrow Account.  Following the Closing until December 31, 2012 (the “Curative Period”), if the lessor of the Mineral Interests takes actions which result in an increase to Purchaser’s marketable title to its leasehold rights, as normally accepted within the oil and gas industry and in accordance with the Black Land Lease, in those portions of the Mineral Interests described on Schedule 6.3 (the “Subject Lands”), all to the reasonable satisfaction of Purchaser, then Seller and Purchaser shall cause the Escrow Agent to disburse a portion of the funds in the Escrow Account (in accordance with the procedures set forth in the Escrow Agreement) equal to (a) $3,470.34 multiplied by (b) the net mineral acres leased by Purchaser in the Subject Lands as to which Purchaser’s marketable title was so increased resulting from said lessor’s actions as contemplated by this Section 6.3; provided, that the aggregate amount of disbursements pursuant to this Section 6.3 shall not exceed the Escrow Amount.  Notwithstanding anything herein to the contrary, the Parties agree that the Curative Period shall be extended for all purposes of this Section 6.3 by such amount of time as reasonably necessary for said lessor to diligently pursue any litigation filed prior to December 31, 2012 in furtherance of its curative actions as contemplated by this Section 6.3.  Promptly following the expiration of the Curative Period, the Escrow Agent shall disburse the remainder of the funds in the Escrow Account, if any, to Purchaser in accordance with the procedures set forth in the Escrow Agreement.

ARTICLE 7
CLOSING

Section 7.1             Time and Place of Closing.  The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) is taking place at the offices of Baker Botts L.L.P. located at 910 Louisiana Street, Houston, Texas, concurrently with the execution of this Agreement by the Parties.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 7.2             Seller’s Closing Deliveries.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 7.3, Seller is delivering or causing to be delivered to Purchaser the following:

(a)           Conveyances of the Assets substantially in the form attached hereto as Exhibit B (the “Conveyances”), duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)           the executed Black Land Lease;

(c)           the executed Black Land Settlement Agreement;

(d)           the executed Escrow Agreement;

(e)           a recordable release of the Deed of Trust, insofar and only insofar as it affects the Assets;

(f)           the executed Assignment of Overriding Royalty Interest whereby the Royal Bank of Canada conveys all of its right, title and interest in and to the RBC ORI to Seller, insofar and only insofar as the RBC ORI affects the Assets, with such assignment made effective one day prior to the Closing;

(g)           the executed Assignment of Overriding Royalty Interest whereby Seller conveys all of its right, title and interest in and to the RBC ORI to Purchaser, insofar and only insofar as it affects the Assets;

(h)           deliveries of such other instruments as Purchaser shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to Seller and its counsel; and

(i)           a Certificate of Non-Foreign Status in the form attached hereto as Exhibit F.

Section 7.3             Purchaser’s Closing Deliveries.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 7.2, Purchaser is delivering or causing to be delivered to Seller, and to the Escrow Agent in the case of Section 7.3(b), the following:

(a)           wire transfer of the Purchase Price less the Escrow Amount, in same-day funds to the account specified by Seller in accordance with Section 2.4;

(b)           wire transfer to the Escrow Agent of the Escrow Amount in same-day funds for deposit into the Escrow Account;

(c)           confirmation, reasonably acceptable to Seller, of receipt by the Escrow Agent of a wire transfer of the Escrow Amount in same-day funds to the Escrow Account;

(d)           the executed Conveyances of the Assets;

(e)           the executed Escrow Agreement; and

(f)           deliveries of such other instruments as Seller shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

ARTICLE 8
TAX MATTERS

Section 8.1             Liability for Taxes.

(a)           Certain Transfer Taxes.

(i)           Any Transfer Taxes imposed on the purchase and sale of the Assets pursuant to the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Purchaser.  Based upon the applicable tax rates, the Parties have, in good faith, agreed on the dollar amounts of Seller’s transfer tax liability attributable to the Assets acquired by Purchaser, and said amounts have been reflected in the Purchase Price paid at Closing.

(ii)           The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes described in this Section 8.1(a).

(b)           From and after the Closing, Purchaser shall be liable for, and shall indemnify and hold harmless Seller against, any Tax imposed on or with respect to the Assets if such Tax is not the responsibility of Seller under this Agreement and Seller shall be liable for, and shall indemnify and hold harmless Purchaser against any Taxes which are included within the definition of Retained Seller Liabilities.  Procedures similar to those in Article 9 shall apply to this indemnity.  For Tax reporting, consistent with Retained Seller Liabilities, the parties agree that Seller shall report income and expenses for Tax purposes through the Closing for the Assets.

Section 8.2             Access to Information.

(a)           From and after the Closing, Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Seller to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b)           From and after the Closing, Purchaser shall grant to Seller (or Seller’s designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Purchaser to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with, or contest deficiencies asserted by, Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c)           Each of the Parties will preserve and retain all material schedules, work papers and other documents within the Party’s possession relating to any Tax Returns in respect of Taxes attributable to the Assets or to any claims, audits or other proceedings affecting the Assets until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d)           At Purchaser’s or Seller’s request, the other Party shall provide reasonable access to Purchaser or Seller, as the case may be, and their respective Affiliates’ personnel who have knowledge of the information described in this Section 8.2.

ARTICLE 9
INDEMNIFICATION; LIMITATIONS

Section 9.1             Assumption.  Without limiting Purchaser’s rights to indemnity under this Article 9, Purchaser shall assume and hereby agrees to timely fulfill, perform, pay and discharge the Assumed Obligations.  Assumed Obligations means the following specified items: (a) the Property Costs attributable to the Assets following the Effective Time; (b) the plugging and abandonment of any wells on the lands described on Exhibit A, and the removal and disposal of all structures and equipment related thereto; (c) except as it may arise from a breach of the representations set forth in Section 4.7 and the indemnification of such representations in this Article 9, all liabilities and obligations relating to the Assets and arising from or in connection with any Environmental Laws; and (d) liabilities and obligations that relate to the ownership, use or operation by Purchaser of the Assets after the Closing; provided, however, that Purchaser does not assume any obligations, costs or liabilities to the extent that they are Retained Seller Liabilities.  Notwithstanding anything herein to the contrary, Purchaser is not assuming any liabilities or obligations, known or unknown, of Seller or its Affiliates with respect to the Assets, except any thereof which may constitute Assumed Obligations set forth above.

Section 9.2             Indemnification.

(a)           From and after the Closing, Purchaser shall indemnify, defend and hold harmless each of Seller and its current and former Affiliates and their respective officers, directors, employees and agents (the “Seller Indemnified Persons”) against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from:

(i)           the Assumed Obligations;

(ii)           any breach of any of Purchaser’s covenants or agreements contained in this Agreement; or

(iii)           any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement,

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Seller Indemnified Persons, but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 9.2(b) at the time the claim notice is presented by Purchaser.

(b)           (i)           From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser, its then-current and former Affiliates and their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Persons”) against and from all Damages incurred or suffered by such Purchaser Indemnified Persons to the extent caused by, arising out of or resulting from the Retained Seller Liabilities, any breach of any of Seller’s covenants or agreements contained in this Agreement, any breach of the Black Land Settlement Agreement, or any breach of Seller’s Fundamental and Tax Representations; and

(ii)           From and after the Closing, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Persons against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 4 of this Agreement other than Seller’s Fundamental and Tax Representations;

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Purchaser Indemnified Persons.

(c)           The Parties agree that, in the absence of fraud, the sole and exclusive post-Closing remedy of any Party to this Agreement, any Indemnified Person or their respective Affiliates, with respect to this Agreement or any other claims relating to the Assets, the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement or by any other such claims relating to the Assets, events giving rise to this Agreement and the transactions provided for in this Agreement shall be limited to the indemnification provisions set forth in Article 8 and this Article 9.

(d)           “Damages” shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person to the extent arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise.  Notwithstanding the foregoing, Purchaser and Seller shall not be entitled to indemnification under this Section 9.2 for, and Damages shall not include, (i) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) or (ii) except with respect to claims for fraud, any Assumed Obligations, Retained Seller Liabilities, breach of a Fundamental and Tax Representation or breach of a covenant or agreement that relates to performance on or after the Closing, any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $2,500.

(e)           Any claim for indemnity under this Section 9.2 by any current or former Affiliate, director, officer, employee or agent of a Party must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than Seller and Purchaser shall have any rights against any Party under the terms of this Section 9.2 except as may be exercised on its behalf by Purchaser or Seller pursuant to this Section 9.2(e).  Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 9.2(e) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 9.2(e).

(f)           This Section 9.2 shall not apply in respect of title matters, which are exclusively covered by Article 3.  Notwithstanding anything to the contrary in this Agreement, in the event a Tax results in an indemnity obligation pursuant to Section 8.1 and this Section 9.2, the Party to which the indemnity obligation relates shall only be liable under Section 8.1.

(g)           Notwithstanding anything to the contrary in this Agreement, to the extent a claim for indemnity under Section 9.2(b) arises from or in connection with any matter which could also result in a claim for indemnity under Section 9.2(b)(ii) due to any breach of any representation or warranty made by Seller in this Agreement other than any of the Fundamental and Tax Representations, then Purchaser shall only be entitled to assert such matter pursuant to Section 9.2(b)(ii) as the basis of the breach of any such representation or warranty; provided, however, that this Section 9.2(g) shall in no way affect the last sentence in Section 9.4(b).

Section 9.3             Indemnification Actions.  All claims for indemnification under Section 9.2 shall be asserted and resolved as follows:

(a)           For purposes of this Article 9, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 9 (including, for the avoidance of doubt, those Persons identified in Section 9.2(e)).

(b)           To make a claim for indemnification under Section 9.2, an Indemnified Person shall notify the Indemnifying Person or Persons of its claim, including, to the extent reasonably practicable, the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 9.3 shall not relieve the Indemnifying Person of its obligations under Section 9.2 except to the extent such Indemnifying Person is actually prejudiced by such failure.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 9.  If the Indemnifying Person does not notify the Indemnified Person within such 30 day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder.  The Indemnified Person is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem reasonably necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           An Indemnifying Person shall have the right to defend, at its sole cost and expense, the Claim with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person.  Such Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in all reasonable respects in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 9.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution that the Indemnified Person is not liable with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) provides for relief or contains as a remedy anything other than money damages covered by the indemnity.

(e)           If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement.  If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)           In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages.  If the Indemnifying Person does not notify the Indemnified Person within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

Section 9.4             Limitation on Actions.

(a)           The representations and warranties of Seller in Article 4 and of Purchaser in Article 5, shall survive the Closing for a period of eighteen (18) months; provided, however, that the Fundamental and Tax Representations and the representations and warranties in Section 5.1, Section 5.2 and Section 5.3 shall survive the Closing and shall continue for the applicable statute of limitations relating to the subject matter thereof plus thirty (30) days.  Each covenant and agreement of the Parties contained in this Agreement shall survive the Closing indefinitely unless otherwise stated herein.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim duly asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Section 9.2(a)(ii), Section 9.2(a)(iii) and Section 9.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnities in Section 9.2(a)(i) and Section 9.2(b)(i) shall continue without time limit.

(c)           Seller shall have no liability for any indemnification under Section 9.2(b)(ii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds the Aggregate Indemnity Deductible, and then only to the extent such Damages exceed the Aggregate Indemnity Deductible.  This Section 9.4(c) shall not limit indemnification with respect to (i) fraud, (ii) breaches of the Fundamental and Tax Representations, (iii) the Retained Seller Liabilities, or (iv) the indemnities in Section 9.2(b)(i), nor shall Damages for those matters count toward the threshold in the first sentence of this Section 9.4(c).

(d)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, Purchaser shall have no further recourse or remedy against Seller, and Seller shall have no liability to Purchaser, with respect to Seller’s obligations to indemnify Purchaser under Section 9.2(b)(ii) for any amounts in excess of $734,150; provided, however, that this Section 9.4(d) shall not limit Seller’s liability with respect to (i) fraud, (ii) breaches of the Fundamental and Tax Representations, (iii) the Retained Seller Liabilities, and (iv) the indemnities in Section 9.2(b)(i).

ARTICLE 10
MISCELLANEOUS

Section 10.1           PEC Representations; Guaranty.

(a)           PEC (i) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of PEC.  This Agreement has been duly executed and delivered by PEC, and this Section 10.1 is a legal, valid and binding obligation of PEC, enforceable against PEC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           PEC hereby unconditionally and irrevocably guarantees to Purchaser all obligations of Seller now or hereafter existing under this Agreement (the “Obligations”).  PEC hereby waives all defenses as a surety including promptness, diligence, notice of acceptance, and any other notice with respect to any of the Obligations and this guaranty, and agrees that its obligations under this Section 10.1 shall not be impaired, diminished or discharged by any extension of time granted by Purchaser, by any course of dealing between the Parties, or by any events or circumstances which might operate to discharge a guarantor.  PEC shall remain liable on its obligations hereunder until such time as the obligations of Seller under this Agreement have expired.  PEC waives the right to require Purchaser to first proceed against Seller with respect to any payment dispute, controversy, or claim arising out of or related to this Agreement, and agrees that any such dispute, controversy, or claim may be brought directly against PEC, Seller, or against any one or more of them.  PEC hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Purchaser that arise from the existence, payment, performance or enforcement of the Obligations under this guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Purchaser against Seller whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation the right to take or receive from Purchaser directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim, remedy or right.

(c)           The liabilities of PEC under this guaranty shall be absolute and unconditional irrespective of:

(i)           any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(iii)           any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(iv)           any permitted assignment or transfer of any rights or obligations under this Agreement;

(v)           any failure, omission, delay or lack of diligence on the part of any Purchaser Indemnified Person, to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on the Purchaser Indemnified Person by this Agreement or any action on the part of any Purchaser Indemnified Person granting indulgence or extension of any kind;

(vi)           any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Seller or its property; or

(vii)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, Seller or PEC.

(d)           This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Purchaser upon the insolvency, bankruptcy or reorganization of Seller or otherwise, all as though such payment had not been made. This guaranty is binding upon, and shall inure to the benefit of, PEC and Seller and their respective successors and assigns.

Section 10.2           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement.

Section 10.3           Notices.  Unless otherwise expressly indicated to the contrary in this Agreement, all notices, requests, demands and other communications that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English, and shall be deemed to have been duly given (a) when personally delivered, (b) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (c) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (d) one (1) Business Day after having been dispatched for next day delivery by a nationally recognized overnight courier service, addressed to the Parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either Party to the other) as follows:

If to Seller:	PostRock Energy Services Corporation 210 Park Avenue, Suite 2750 Oklahoma City, OK 73102 Attention: Stephen DeGiusti, Secretary and Treasurer Telephone: (405) 702-7420 Telecopy: (405) 600-7756

and with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
One Shell Plaza
Houston, TX  77002

Attention:            Tull R. Florey
Telephone:          (713) 229-1379
Telecopy:            (713) 229-2779

If to Purchaser:
Magnum Hunter Resources Corporation
777 Post Oak Blvd.
Suite 910
Houston, TX  77056

Attention:            Mr. Paul M. Johnston, Senior Vice Presidentand General Counsel
Telephone:          (832) 369-6986
Telecopy:            (832) 369-6992

with a copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, TX  75201

Attention:            Mr. David E. Morrison
                              Mr. Mark R. Wasem
Telephone:                      (214) 855-8000
Telecopy:                      (214) 855-8200

Any Party may change its address for notice by notice to the other Parties in the manner set forth above.

Section 10.4           Expenses.  Except as otherwise provided in Article 8, all expenses incurred by any Party or its subsidiaries or Affiliates in connection with the preparation or execution of this Agreement, and the Exhibits and Schedules hereto, including all fees and expenses of counsel, accountants and financial advisers employed by such Person, shall be borne solely and entirely by such Person; provided, that Purchaser shall pay recordation, filing and similar fees related to the transfer of Assets.

Section 10.5           Records.

(a)           Subject to Section 10.5(b), as soon as reasonably practicable after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser any Records in respect of Assets that are in the possession of Seller or its Affiliates; provided, however, that Seller shall not be required to deliver or cause to be delivered to Purchaser any Records with respect to federal income Taxes.

(b)           Seller may retain the originals of those Records relating to Tax and accounting matters and shall provide Purchaser, at its request, with copies of such Records that pertain to non-federal income Tax matters solely related to the Assets.  Seller may retain copies of any other Records.

(c)           Purchaser, for a period of seven years following the Closing Date, (and subject to Purchaser’s additional obligations under Article 8) shall:

(i)           retain the Records; and

(ii)          provide Seller, its Affiliates, and their respective officers, employees and representatives with access during normal business hours to the Records (for review and copying at Seller’s expense) and to Purchaser’s personnel for the purpose of discussing any such matter or claim.

Section 10.6           Name Change.  As promptly as practicable, but in any case within 120 days following the Closing Date, Purchaser shall eliminate the use of the names “PetroEdge Resources Partners, LLC,” “PetroEdge Resources (WV) LLC,” “Quest Resource Corporation,” “Quest Energy Partners, L.P.,” “Quest Eastern Resource LLC,” “Quest Cherokee LLC,” “PostRock MidContinent Production, LLC” and variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.  Purchaser shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.

Section 10.7           Governing Law and Venue.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware (except that, with respect to issues relating to title to real property located in West Virginia, the Laws of the State of West Virginia shall govern), without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.  Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in Oklahoma City, Oklahoma (or, if jurisdiction is not available in the United States federal courts located in Oklahoma City, Oklahoma, to personal jurisdiction in any action brought in the state courts located in Oklahoma City, Oklahoma) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim may be instituted in the United States District Court for the Western District of Oklahoma (or, if jurisdiction is not available in the United States District Court for the Western District of Oklahoma, then exclusively in the state courts located in Oklahoma City, Oklahoma).  The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 10.8           Dispute Resolution.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 10.9           Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 10.10         Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.11         Assignment.  No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 10.12         Entire Agreement.  The confidentiality agreement between PostRock Energy Corporation and Purchaser, dated as of June 16, 2010, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 10.13         Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 10.14         No Third-Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 9.2(e).

Section 10.15         Schedules and Exhibits.  The information and disclosures contained in any Schedule or Exhibit shall be deemed to be disclosed and incorporated by reference in any Schedule and as an exception to any representation, warranty or covenant to which its applicability is reasonably apparent on its face. The duplication or cross-referencing of any disclosures made in the Schedules or Exhibits shall not, in any instance or in the aggregate, affect a waiver of the foregoing statement.  Headings have been provided for the sections of this Agreement, the Schedules and Exhibits for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.16         References.  In this Agreement:

(a)           references to any gender includes a reference to all other genders;

(b)           references to the singular includes the plural, and vice versa;

(c)           reference to any Article or Section means an Article or Section of this Agreement;

(d)           reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)           unless expressly provided to the contrary, reference to a given agreement, contract or other instrument shall be a reference to that agreement, contract or instrument as modified, amended, supplemented or restated from time to time;

(g)           unless expressly provided to the contrary, the word “or” is not exclusive;

(h)           references to “$” or “dollars” means United States dollars; and

(i)           “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 10.17         Construction.  Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to the value, operation and suitability of the Assets.  Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 10.18         Environmental Acknowledgement.  Purchaser acknowledges that naturally occurring radioactive material (“NORM”), asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, and produced waters and Hydrocarbons may be present in or on the Assets in quantities typical for oilfield or gas operations in the areas in which the Assets are located, and the presence of such materials in typical quantities shall not in and of itself constitute a breach of Seller’s representation made in Section 4.7, provided that such materials listed in this paragraph have been used and managed by Seller in compliance in all material respects with all applicable Environmental Laws.

Section 10.19         Limitation on Damages. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO MAKE CLAIMS, INCLUDE IN CALCULATION, SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE DAMAGES, OR ITS OWN CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.20          Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties and PEC as of  the date first set forth above.

QUEST EASTERN RESOURCE LLC

By: PostRock Energy Services Corporation
its sole member

By: /s/ Stephen L. DeGiusti
Name: Stephen L. DeGiusti
Title: Secretary and Treasurer

TRIAD HUNTER, LLC

By: Magnum Hunter Resources Corporation
its sole member

By: /s/ Gary C. Evans
Name: Gary C. Evans
Title: Chairman and Chief Executive Officer

Solely for the purpose of Section 10.1,
POSTROCK ENERGY CORPORATION

By: /s/ Jack T. Collins
Name: Jack T. Collins
Title: Executive Vice President and
Chief Financial Officer